Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-169338 of Williams Partners, L.P., on Form S-8, of our report dated February 23, 2015, relating to the financial statements of Gulfstream Natural Gas System, L.L.C., for the year ended December 31, 2014 appearing in this Current Report on Form 8-K of Williams Partners, L.P. dated February 25, 2015.

/s/ Deloitte & Touche LLP

Houston, Texas
February 25, 2015